Exhibit 99.1
THE HOME DEPOT ANNOUNCES FOURTH QUARTER AND FISCAL 2008 RESULTS; PROVIDES FISCAL 2009 OUTLOOK
ATLANTA, Feb 24, 2009 — The Home Depot®, the world’s largest home improvement retailer, today reported a fiscal 2008 fourth quarter consolidated net loss of $54 million, or a loss of $0.03 per diluted share, compared with net earnings of $671 million, or $0.40 per diluted share, in the same period in fiscal 2007. These results reflect a pre-tax business rationalization charge of $387 million, a pre-tax write-down of the Company’s investment in HD Supply of $163 million, as well as a loss from discontinued operations of $52 million, net of tax.
The business rationalization charge refers to the action the Company took in the fourth quarter to exit its EXPO, THD Design Center, Yardbirds and HD Bath businesses and reduce support staff functions.
Earnings per diluted share from continuing operations in the fourth quarter of fiscal 2008 were $0.00, compared to net earnings per diluted share of $0.40 in the fourth quarter of fiscal 2007. Excluding the business rationalization charge and the write-down of the Company’s investment in HD Supply, earnings per diluted share from continuing operations were $0.19 for the fourth quarter, a decrease of 52.5 percent compared to fourth quarter 2007.
Sales for the fourth quarter totaled $14.6 billion, a 17.3 percent decrease from the fourth quarter of fiscal 2007. The fourth quarter of 2008 consisted of 13 weeks compared with 14 weeks of sales in the fourth quarter of fiscal 2007. Excluding the additional week in 2007, sales declined by 12.0 percent from the fourth quarter of fiscal 2007. Comparable store sales for the fourth quarter were negative 13.0 percent and were negatively impacted by the calendar shift in 2008. Excluding the calendar shift, comparable store sales were negative 11.5 percent. Like-for-like comparable store sales for U.S. stores were negative 9.2 percent.
Fiscal 2008
For fiscal 2008, consolidated earnings per diluted share decreased 43.5 percent to $1.34 on consolidated net earnings of $2.3 billion, compared to consolidated earnings per diluted share of $2.37 on consolidated net earnings of $4.4 billion in fiscal 2007. Fiscal 2008 results reflect a $1.1 billion charge related to both the recently announced business rationalization charge of $387 million and the write-down of the Company’s investment in HD Supply of $163 million in the fourth quarter, as well as a $564 million store rationalization charge related to the closing of 15 stores and the removal of 50 stores from the Company’s new store pipeline taken earlier in the year. Fiscal 2008 results also include a loss from discontinued operations of $52 million, net of tax, or $0.03 per diluted share.

Earnings per diluted share from continuing operations in fiscal 2008 were $1.37, compared to $2.27 per diluted share from continuing operations in fiscal 2007, a decline of 39.6 percent. Excluding the store rationalization charge, the business rationalization charge and the write-down of the Company’s investment in HD Supply, earnings per diluted share from continuing operations were $1.78, down 21.6 percent.
Sales for fiscal 2008 were $71.3 billion, 7.8 percent below fiscal 2007. Excluding last year’s extra week, sales declined by 6.5 percent. Comparable store sales for the year declined 8.7 percent and were not meaningfully impacted by the calendar shift.
“Despite the difficult economic conditions, the company made important progress in key areas,” said Frank Blake, Chairman & CEO. “We improved customer service ratings, as measured by customer surveys and third parties. We maintained sound inventory control, reducing inventory by over $1 billion while achieving the best in-stock rate we have had for several years. We launched an effective new lower price campaign. And we made strategic business decisions, exiting non-core businesses and significantly reducing square footage growth, which will better position us for the future. The hard work and dedication of our associates made these accomplishments possible.
We expect the home improvement market in 2009 will remain just as challenging as 2008, but we will continue to invest in our associates and stores to set a strong foundation for the long term health of our company,” said Blake.
2009 Financial Outlook (based on GAAP)
o	Total sales: decline of approximately 9 percent

o	Comparable store sales: high single digit negative

o	Gross margin: flat to slight expansion

o	Total expenses as a percent of sales: flat year over year
o	Includes approximately $132 million of expense in fiscal 2009 related to the fourth quarter fiscal 2008 business rationalization charge
o	Operating Margin: flat to slightly up

o	Tax rate: 36 percent

o	EPS from continuing operations: decline of approximately 7 percent

o	Capital expenditures: approximately $1 billion

o	New stores: 12 net new

o	Depreciation and amortization expense: approximately $1.9 billion
Other Key Items Related to 2009 Financial Outlook
o	For fiscal 2008, the EXPO, THD Design Center, Yardbirds and HD Bath businesses had sales of $927 million and a net operating loss of $43 million.

o	Assumes no further share repurchases in 2009.

o	Does not include potential sales lift due to the economic stimulus package.

The Home Depot will conduct a conference call today at 9 a.m. ET to discuss information included in this news release and related matters. The conference call will be available in its entirety through a webcast and replay at homedepot.com in the Investor Relations section.
At the end of the fourth quarter, the Company operated a total of 2,274 retail stores, which included 1,971 The Home Depot stores in the United States (including the Commonwealth of Puerto Rico, the territory of the U.S. Virgin Islands and the territory of Guam), 176 stores in Canada, 74 stores in Mexico, 12 stores in China, as well as 2 THD Design Centers, 5 Yardbirds stores and 34 EXPO Design Center® locations. On January 26, 2009, the Company announced plans to close the EXPO, THD Design Center and Yardbirds stores as part of the Company’s initiative to focus on its core business. The Company employs more than 300,000 associates. The Home Depot’s stock is traded on the New York Stock Exchange (NYSE: HD) and is included in the Dow Jones industrial average and Standard & Poor’s 500 index. HDE
To provide clarity about the Company’s operating performance for the recently completed fiscal quarter and year, the Company supplemented its reporting of earnings per share with non-GAAP measurements to reflect the impact of the store rationalization charge, business rationalization charge and investment write-down. The Company believes such non-GAAP measurements provide management and investors with meaningful information to understand and analyze the Company’s performance. However, this supplemental information should not be considered in isolation or as a substitute for the GAAP measurements of earnings per share. A reconciliation of the supplemental information to the comparable GAAP measurements can be found in the attached schedule.
Certain statements contained herein constitute “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements may relate to, among other things, the demand for our products and services, net sales growth, comparable store sales, store openings and closures, state of the economy, state of the construction, housing and home improvement markets, reinvestment plans, net earnings performance, earnings per share, capital allocation and expenditures, liquidity, the effect of charges and financial outlook. Such forward-looking statements are based on currently available information and current assumptions, expectations and projections about future events. You are cautioned not to place undue reliance on our forward-looking statements. Such statements are subject to future events, risks and uncertainties – many of which are beyond our control or are currently unknown to us – as well as potentially inaccurate assumptions that could cause actual results to differ materially from our expectations and projections. Such risks and uncertainties include but are not limited to: economic conditions in North America and in other countries where we operate; possible adverse impact of such conditions on our customers, including, but not limited to, unemployment, foreclosures and availability of consumer credit; changes in our cost structure; and conditions affecting customer transactions and average ticket, including, but not limited to, improving and streamlining operations and customers’ in-store experience. Material risks and uncertainties that could cause actual results to differ materially from our expectations and projections are described in our Annual Report on Form 10-K for our fiscal year ended February 3, 2008 and our Quarterly Report on Form 10-Q for our fiscal quarter ended November 2, 2008. There also may be other factors that we cannot anticipate or that are not described herein because we do not perceive them to be material. Such factors could cause results to differ materially from our expectations. Forward-looking statements speak only as of the date they are made, and we do not undertake to update such statements other than as required by law.

For more information, contact:
Financial Community	News Media
Diane Dayhoff	Paula Drake
Vice President of Investor Relations	Sr. Manager, Corporate Communications
770-384-2666	770-384-3439
diane_dayhoff@homedepot.com	paula_drake@homedepot.com

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS ITEMS EXCLUDING CERTAIN CHARGES (NON-GAAP)
FOR THE THREE MONTHS AND YEARS ENDED FEBRUARY 1, 2009 AND FEBRUARY 3, 2008
(Unaudited)
(Amounts in Millions Except Per Share Data)

	Three Months Ended 2-1-09(1)			Three Months Ended 2-3-08(1)
			As Adjusted
			to Exclude
			Charges
	Actuals	Charges(3)	(Non-GAAP)	Actuals
Gross Profit	$4,960	$(20)	$4,980	$6,054
Total Operating Expenses	4,694	367	4,327	4,805
Operating Income	266	(387)	653	1,249
Interest and Other, net	297	163	134	192
Earnings (Loss) from Continuing Operations	(2)	(329)	327	671
Earnings (Loss) from Discontinuing Operations, Net of Tax	(52)	—	(52)	—
Net Earnings (Loss)	$(54)	$(329)	$275	$671

Diluted Earnings Per Share from Continuing Operations	$—	$(0.20)	$0.19	$0.40
Diluted Earnings (Loss) Per Share from Discontinuing Operations	$(0.03)	$—	$(0.03)	$—
Diluted Earnings (Loss) Per Share	$(0.03)	$(0.20)	$0.16	$0.40

	Year Ended 2-1-09(2)			Year Ended 2-3-08(2)
			As Adjusted
			to Exclude
			Charges
	Actuals	Charges(3)	(Non-GAAP)	Actuals
Gross Profit	$23,990	$(30)	$24,020	$25,997
Total Operating Expenses	19,631	921	18,710	18,755
Operating Income	4,359	(951)	5,310	7,242
Interest and Other, net	769	163	606	622
Earnings from Continuing Operations	2,312	(684)	2,996	4,210
Earnings (Loss) from Discontinuing Operations, Net of Tax	(52)	—	(52)	185
Net Earnings	$2,260	$(684)	$2,944	$4,395

Diluted Earnings Per Share from Continuing Operations	$1.37	$(0.41)	$1.78	$2.27
Diluted Earnings (Loss) Per Share from Discontinuing Operations	$(0.03)	$—	$(0.03)	$0.10
Diluted Earnings Per Share	$1.34	$(0.41)	$1.75	$2.37

Note: Certain amounts in Diluted Earnings (Loss) Per Share may not foot due to rounding.

(1)	The three months ended 2-1-09 includes 13 weeks. The three months ended 2-3-08 includes 14 weeks.

(2)	The year ended 2-1-09 includes 52 weeks. The year ended 2-3-08 includes 53 weeks.

(3)	Charges are comprised of store rationalization charges, business rationalization charges related to the exit of EXPO, THD Design Center, Yardbirds and HD Bath businesses, charges related to restructuring of support functions and an investment impairment charge.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
FOR THE THREE MONTHS AND YEARS ENDED FEBRUARY 1, 2009 AND FEBRUARY 3, 2008
(Unaudited)
(Amounts in Millions Except Per Share Data and as Otherwise Noted)

	Three Months Ended (1)		% Increase	Years Ended (1)		% Increase
	2-1-09	2-3-08	(Decrease)	2-1-09	2-3-08	(Decrease)
NET SALES	$14,607	$17,659	(17.3)%	$71,288	$77,349	(7.8)%
Cost of Sales	9,647	11,605	(16.9)	47,298	51,352	(7.9)

GROSS PROFIT	4,960	6,054	(18.1)	23,990	25,997	(7.7)

Operating Expenses:
Selling, General and Administrative	4,251	4,353	(2.3)	17,846	17,053	4.7
Depreciation and Amortization	443	452	(2.0)	1,785	1,702	4.9

Total Operating Expenses	4,694	4,805	(2.3)	19,631	18,755	4.7

OPERATING INCOME	266	1,249	(78.7)	4,359	7,242	(39.8)

Interest and Other (Income) Expense:
Interest and Investment Income	(5)	(7)	(28.6)	(18)	(74)	(75.7)
Interest Expense	139	199	(30.2)	624	696	(10.3)
Other	163	—	—	163	—	—

Interest and Other, net	297	192	54.7	769	622	23.6

EARNINGS (LOSS) FROM CONTINUING OPERATIONS BEFORE PROVISION (CREDIT) FOR INCOME TAXES	(31)	1,057	(102.9)	3,590	6,620	(45.8)

Provision (Credit) for Income Taxes	(29)	386	(107.5)	1,278	2,410	(47.0)

EARNINGS (LOSS) FROM CONTINUING OPERATIONS	(2)	671	(100.3)	2,312	4,210	(45.1)

EARNINGS (LOSS) FROM DISCONTINUED OPERATIONS, NET OF TAX	(52)	—	—	(52)	185	(128.1)

NET EARNINGS (LOSS)	$(54)	$671	(108.0)%	$2,260	$4,395	(48.6)%

Weighted Average Common Shares	1,681	1,677	0.2%	1,682	1,849	(9.0)%
BASIC EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$—	$0.40	(100.0)	$1.37	$2.28	(39.9)
BASIC EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	$(0.03)	$—	—	$(0.03)	$0.10	(130.0)
BASIC EARNINGS (LOSS) PER SHARE	$(0.03)	$0.40	(107.5)	$1.34	$2.38	(43.7)

Diluted Weighted Average Common Shares	1,686	1,680	0.4%	1,686	1,856	(9.2)%
DILUTED EARNINGS PER SHARE FROM CONTINUING OPERATIONS	$—	$0.40	(100.0)	$1.37	$2.27	(39.6)
DILUTED EARNINGS (LOSS) PER SHARE FROM DISCONTINUED OPERATIONS	$(0.03)	$—	—	$(0.03)	$0.10	(130.0)
DILUTED EARNINGS (LOSS) PER SHARE	$(0.03)	$0.40	(107.5)	$1.34	$2.37	(43.5)

	Three Months Ended (1)		% Increase	Years Ended (1)		% Increase
SELECTED HIGHLIGHTS(2)	2-1-09	2-3-08	(Decrease)	2-1-09	2-3-08	(Decrease)
Number of Customer Transactions	282	314	(10.2)%	1,272	1,336	(4.8)%
Average Ticket (actual)	$50.87	$54.96	(7.4)	$55.61	$57.48	(3.3)
Weighted Average Weekly Sales per Operating Store (in thousands)	$485	$553	(12.3)	$601	$658	(8.7)
Square Footage at End of Period	238	235	1.3	238	235	1.3
Capital Expenditures	$436	$1,040	(58.1)	$1,847	$3,388	(45.5)
Depreciation and Amortization (3)	$470	$481	(2.3)%	$1,902	$1,823	4.3%

(1)	The three months ended 2-1-09 includes 13 weeks and the three months ended 2-3-08 includes 14 weeks. The year ended 2-1-09 includes 52 weeks and the year ended 2-3-08 includes 53 weeks. The additional week included in the three months and year ended 2-3-08 added $1.1 billion to Net Sales and $0.04 to Diluted Earnings per Share.

(2)	Includes continuing operations only.

(3)	Includes depreciation of distribution centers and tool rental equipment included in Cost of Sales and amortization of deferred financing costs included in Interest Expense.

THE HOME DEPOT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF FEBRUARY 1, 2009 AND FEBRUARY 3, 2008
(Amounts in Millions)

	2-1-09	2-3-08
	(Unaudited)	(Audited)
ASSETS
Cash and Short-Term Investments	$525	$457
Receivables, net	972	1,259
Merchandise Inventories	10,673	11,731
Other Current Assets	1,192	1,227

Total Current Assets	13,362	14,674

Property and Equipment, net	26,234	27,476
Goodwill	1,134	1,209
Other Assets	434	965

TOTAL ASSETS	$41,164	$44,324

LIABILITIES AND STOCKHOLDERS’ EQUITY
Short-Term Debt	$—	$1,747
Accounts Payable	4,822	5,732
Accrued Salaries and Related Expenses	1,129	1,094
Current Installments of Long-Term Debt	1,767	300
Other Current Liabilities	3,435	3,833

Total Current Liabilities	11,153	12,706

Long-Term Debt	9,667	11,383
Other Long-Term Liabilities	2,567	2,521

Total Liabilities	23,387	26,610

Total Stockholders’ Equity	17,777	17,714

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$41,164	$44,324